EXHIBIT 15



November 9, 2004

To the Board of Directors and Shareholders of Morgan Stanley:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Morgan Stanley and subsidiaries for the periods ended February 29, 2004 and February 28, 2003, as indicated in our report dated April 6, 2004 (October 13, 2004, as to the effects of the restatement discussed in Note 18, October 27, 2004 as to the effects of discontinued operations discussed in Note
19); because we did not perform an audit, we expressed no opinion on that information.

Additionally, we have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Morgan Stanley and subsidiaries for the periods ended May 31, 2004 and 2003, as indicated in our report dated July 12, 2004 (October 13, 2004, as to the effects of the restatement discussed in Note 18, October 27, 2004 as to the effects of discontinued operations discussed in Note 19); because we did not perform an audit, we expressed no opinion on that information.

Additionally, we have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Morgan Stanley and subsidiaries for the periods ended August 31, 2004 and 2003, as indicated in our report dated October 13, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended August 31, 2004 and in your Current Report on Form 8-K filed October 28, 2004 for the quarters ended February 29, 2004 and May 31, 2004, are being incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-117752 of Morgan Stanley on Form S-3 dated November 9, 2004.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




/s/ Deloitte & Touche
New York, New York